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                                                                   EXHIBIT 2.14


                            DATED DECEMBER 16, 2002




                              SHARE SALE AGREEMENT
                                    BETWEEN
                        CONSOLIDATED WATER CO. LTD.
                                      AND
                           BACARDI & COMPANY LIMITED






                       CHARLES ADAMS, RITCHIE & DUCKWORTH
                                  ZEPHYR HOUSE
                                P.O. BOX 709 GT
                                  MARY STREET
                                  GRAND CAYMAN
                                 CAYMAN ISLANDS


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DATED DECEMBER, 2002


                              SHARE SALE AGREEMENT


PARTIES

BETWEEN

Consolidated Water Co. Ltd., of P.O. Box 1114 GT, Trafalgar Place, West Bay Road, Grand Cayman, facsimile number (345)-945-4191, e-mail cwco@candw.ky (hereinafter "the Purchaser") of the first part

AND

Bacardi & Company Limited of P.O. Box N-4880, 1000 Bacardi Road, Nassau, Bahamas, facsimile number (242) 362 1918, email baco@bahamas.net.bs, (the "Vendor") of the second part.

WHEREAS:

The Purchaser has contracted to acquire the shares of the Company (as herein defined) held by DesalCo Ltd ("DesalCo") and wishes to acquire the shares of the Company held by the Vendor on the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows;

1.       INTERPRETATION

         1.1. In this Agreement the following words and expressions have the following meanings:

                  "BHD$" means Bahamian dollars;

                  "Business Day" means a day on which licensed banks are open for business in the Bahamas.

                  "Company" means the company listed in Schedule 1 in relation to which the Vendor holds issued shares as set out in
                  Schedule 1.

                  "Company's Auditors" means PriceWaterhouseCoopers.

                  "Deed of Release" means the deed in the form set out in
                  Schedule 3.

                  "Last Accounts" means the audited accounts of the Company as at June 30 2002.


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                  "Shares" means the issued shares of the Company held by the
                  Vendor as set out in Schedule 1.

                  "Warranties" means the warranties and representations by the Vendor in clause 6 and Schedule 2.

         1.2 All references in this Agreement to a statutory provision shall be construed as including references to:

                  1.2.1 Any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

                  1.2.2. All statutory instruments or orders made pursuant to a statutory provision; and

                  1.2.3. Any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification.

         1.3 Any reference in this Agreement to the Vendor includes its successors and assigns.

         1.4 Clause headings in this Agreement are for ease of reference only and do not affect the construction of any provision.

2.       AGREEMENT FOR SALE

         Subject to the terms and conditions of this Agreement, the Vendor shall sell as beneficial owner and the Purchaser shall purchase the Shares, free from all liens, charges and encumbrances and with all rights attaching to them, with effect from completion of this Agreement.

3.       PURCHASE CONSIDERATION

         3.1 Subject to the provisions of paragraph 3.2, the purchase price shall be BHD$690.00 per share paid in cash in the manner set out in paragraph 3.4.

         3.2 The obligation of the Purchaser to pay the price per share set out in paragraph 3.1 is subject to the following conditions, all of which are for the benefit of the
                  Purchaser:

                  (a)      that as at the date of Completion:

                           (i) the number of issued and outstanding shares (including shares subject to option or warrant) of the Company shall not exceed 15,043, but such number of shares shall be in


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                                    addition to the 377 shares previously
                                    redeemed by the Company and held in
                                    Treasury;

                           (ii) the Company is not in default of any terms of any borrowing;

                           (iii) the Company's long term debt including the current portion thereof does not exceed BHD$2,300,000;

                           (iv) the Company is validly subsisting and in good standing and is not in default of any term of any material contract;

                  (b) As at the end of the calendar month immediately prior to Completion, the Net Current Assets of the company are not less than BHD$1,270,000.00 (One Million, Two Hundred and Seventy Thousand Bahamian Dollars). The Net Current Assets of the Company as at the end of the calendar month immediately prior to Completion shall be agreed by the parties and in the absence of agreement reached five Business Days prior to Completion, shall be determined at the expense of the Purchaser by the Company's Auditors;

                  (c) that between July 1st 2002 and the date of Completion the business of the Company shall have been conducted and operated in its usual and normal manner and the Company has not suffered or incurred any extraordinary, non recurring or unusual losses or expenses;

                  (d) that prior to Completion, the Purchaser is satisfied that the reverse osmosis plant located at Windsor Well Fields, New Providence, Bahamas is capable at operating at not less than 95% of its rated volume capacity to produce product water of rated quality. For this purpose, the Purchaser will be allowed to inspect and test the said reverse osmosis plant on a normal working day within five Business Days of Completion at a time mutually convenient to the parties and the Company. During the test, the Vendor will procure that the Company will, subject to the Company's production requirements, use its best efforts to operate the plant at its maximum capacity within the operating specification of the plant's component parts.

         3.3 Should any of the conditions specified in 3.2 not be satisfied, the Purchaser may at its option:


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                  (a)      by notice to the Vendor, terminate this Agreement.
                           In such event, this Agreement shall cease to have effect and each party shall have no further claim under it against the other; or

                  (b) enter into discussions with the Vendor in an attempt to agree an alternate price per share. If the parties are able to agree an alternate price per share this Agreement shall be binding on the parties save that the price per share in paragraph 3.1 shall be that agreed by the parties. In the event that the parties are not able to agree an alternate price per share not later than fourteen (14) days after the day set for Completion pursuant to clause 5.1 (or such later time as the parties may agree in writing) this Agreement shall cease to have effect and each party shall have no claim under it against the other.

         3.4 The purchase price shall be paid by bankers draft or wire transfer to such account as the Vendor may designate.

4.       CONDITIONS PRECEDENT AND RESCISSION

         4.1 In addition to the conditions in paragraph 3.2 relating to the price per share, the obligation of the Purchaser to purchase the Shares is conditional on the following conditions precedent, all of which are for the benefit of the
                  Purchaser:

                  (a) the approval of the Board of Directors of the Company to the transfer of the Shares to the Purchaser pursuant to the Company's Articles of Association.

                  (b) the approval in writing of the Water and Sewerage Corporation of the Commonwealth of The Bahamas. The Vendor agrees it will cause the Company to use its best efforts to obtain any required approval and the Purchaser shall co-operate in the matter to the extent that may be necessary;

                  (c) the consent in writing of The Bahamas Investment Authority which it shall be the Purchasers obligation to apply for and pursue expeditiously and which the Vendor shall assist in to the extent it can do so and a copy of which application and all material correspondence in connection with which the Purchaser shall provide to the Vendor;

                  (d) consents in writing from The Royal Bank of Canada and The Inter-American Investment Corporation as bankers and secured lenders to the Company to the transfer of the Shares to the Purchaser the


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                           obligation for the obtaining of which shall fall
                           equally on the Purchaser and the Vendor;

                  (e) the Exchange Control Regulations and the approval in writing by the Exchange Control to the sale of the Shares by the Vendor to the Purchaser hereunder and to the purchase by the Purchaser pursuant to the Tender Offer (as defined in clause 7) of shares from other shareholders of the Company (other than DesalCo) as provided for in clause 4.1 (f);

                  (f) acceptances to the Tender Offer (as defined in clause 7) from shareholders of the Company (other than DesalCo) such that the Purchaser, after acquisition of the Shares from the Vendor, the DesalCo shares and the Tender Offer Shares be entitled to be the registered holder of not less than 7523 shares of the Company representing 51% of the issued share capital of the Company.

         4.2 If any of the above conditions precedent is not fulfilled (or, at the option of the Purchaser, waived in writing) by February 14 2003, (or such later date as may be agreed in writing by the parties) this Agreement shall cease to have effect and each party shall have no further claim under it against the other

         4.3 The Purchaser shall be entitled to rescind this Agreement by notice in writing to the Vendor if prior to Completion it appears any of the Warranties is not or was not true and accurate in any material respect or if any act or event occurs which had it occurred on or before the date of this agreement, would have constituted a breach of the Warranties or if there is any material breach or non-fulfilment of any of the Warranties which (capable of being remedied) is not remedied prior to Completion.

         4.4 The parties hereto acknowledge that the Articles of the Company contain certain pre-emption rights and that the sale of the shares to the Purchaser hereunder is subject thereto.

5.       COMPLETION

         5.1 Completion of the sale and purchase of the Shares shall take place at the offices of the Vendor's attorneys Higgs & Johnson, Deltec House, Lyford Cay, New Providence, Bahamas on February 14 2003 (or such earlier or later date as the parties may agree in writing) at 10 o'clock in the forenoon.

         5.2 At Completion, the Vendors shall deliver (or procure the delivery, as the case may be) to the Purchaser of the following:


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                  5.2.1    Minutes of a meeting of the Board of Directors of
                           the Vendor (or if applicable, resolutions signed by all directions of the Vendor) authorising and approving the execution and delivery by the Vendor of this Agreement;

                  5.2.2 Duly completed and signed transfers in favour of the Purchaser of the Shares together with the relevant share certificates;

                  5.2.3    The Deed of Release duly executed by the Vendor;

                  5.2.4 The resignations of the directors of the Company appointed by the Vendor with a written acknowledgement in such form as is agreed by the Parties;

                  5.2.5 An Assignment (or at the option of the Purchaser, a full and complete Discharge) by the Vendor of all its right, title and interest in a Management Services Contract dated May 24th 1996 between the Vendor and the Company in a form satisfactory to the Purchaser;

                  5.2.5    Opinions of Vendor's counsel in the form attached as
                           Schedule 4;

                  5.2.6 The seal and Certificate of Incorporation of the Company;

                  5.2.7 The statutory books, books of account and documents of record of the Company, complete and up to date;

                  5.2.8 The appropriate forms to amend the mandates given by the Company to its bankers;

                  5.2.9 All documents and records in the possession or control of the Vendor relating to the performance of its obligations under the Management Services Contract referred to in paragraph 5.2.4.

         5.3 The Vendor shall repay all monies, if any, then owing by them to the Company, whether due for payment or not.

         5.4      Board Meetings of the Company shall be held at which:

                  5.4.1 Such persons as the Purchaser may nominate shall be appointed additional directors;

                  5.4.2 The transfers referred to in clauses 5.2.1 shall be approved; and

                  5.4.3 The resignations referred to in clauses 5.2.3 shall be submitted and accepted.


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         5.5      On completion of the matters referred to above, the Purchaser will pay the purchase price and deliver an Indemnity in the form attached as Schedule 5.

6.       WARRANTIES BY THE VENDORS

         6.1 The Vendor warrants to the Purchaser that the Warranties set out in Schedule 2 are true and accurate in all respects and fully, clearly and accurately disclose every matter to which they relate.

         6.2 Each of the Warranties is without prejudice to any other warranty or undertaking and, except where expressly stated, no clause contained in this Agreement governs or limits the extent or application of any other clause.

         6.3 Subject to the provisions of clause 6.4, the rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by completion of the purchase of the Shares, by an investigation made by or on behalf of the Purchaser into the affairs of the Company, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release.

         6.4 Claims against the Vendor for breach of warranty shall be wholly barred and unenforceable unless written particulars of the same shall have been given by the Purchaser to the Vendor within a period of 3 years from Completion.

         WARRANTIES BY THE PURCHASER

         6.5 The Purchaser warrants that the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby do not and will not:

                  (a) violate, conflict with or result in any breach of the Certificate of Incorporation or the Memorandum or Articles of Association of the Purchaser;

                  (b) conflict with or violate any law or Government Order applicable to the Purchaser;

                  (c) result in any breach of or constitute a default (or an event with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment acceleration, suspension, revocation or cancellation or result in the creation of any encumbrances on any of the assets or properties of the Purchaser or its business pursuant to any agreement, contract, licence, permit, franchise or other


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                           instrument agreement or arrangement to which the
                           Purchaser is a party.

7.       COVENANTS BY THE PURCHASER

         Subject to the provisions of paragraph 3.1 and paragraph 4, the Purchaser agrees that it will, in accordance with the relevant laws and procedures of the Commonwealth of the Bahamas, immediately following the execution and exchange of this Agreement make a Tender Offer in such form as is agreed with the Vendor to all other shareholders of the Company (other than DesalCo Limited) at the same price per share as paid to the Vendor hereunder with a period of acceptance being on or before February 14 2003 (or such earlier or later date as the Purchaser, may at its option, specify) on substantially the same terms as this Agreement and subject to the completion of this Agreement (the "Tender Offer").

8.       GENERAL

         8.1 Except as provided herein and as may be required by law, no announcement of any kind shall be made with respect to the subject matter of this Agreement unless specifically agreed between the parties. The Vendor acknowledges that the Purchaser is concurrently undertaking a listing or offering of shares in the capital of the Purchaser on the NASDAQ Exchange and agrees that the Purchaser may, without any prior notice or consultation with the Vendor, make such announcements and disclosures as may be required pursuant to the relevant laws, rules or regulations relating to such listing or offering.

         8.2 Effective on the date of this Agreement, the Confidentiality Agreement relating to the Company is cancelled and the Vendor agrees it will cause the Company to take such steps as are necessary to cancel the same.

         8.3 If this agreement ceases to have effect the Purchaser will release and return to the Vendor all documents concerning it provided to the Purchaser or its advisers in connection with this agreement and will not use or make available to any other person any information which it or its advisers have been given in respect of the Company and which is not in the public domain.

         8.4 This agreement shall be binding upon each party's successors and assigns it, except as provided herein, none of the rights of the parties under this agreement or the Warranties may be assigned to transferred.

         8.5 All expenses incurred by or on behalf of the parties, excluding the audit of the Company as of June 30, 2002 and the certification referred to in paragraph 3.2.(b) which shall be paid for by the Purchaser, but including all


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                  fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement shall be borne solely by the party who incurred the liability.

         8.6 Any notice required to be given by any of the parties under this agreement may be sent by fax to such number as set out in this Agreement with original to follow by courier to the address set out in this Agreement, Communications sent by fax shall be deemed to have been received on the day immediately following the date of transmission.

         8.7      This Agreement may be executed and exchanged in counterparts.

9.       GOVERNING LAW AND JURISDICTION

         9.1 This Agreement is governed by and shall be construed in accordance with the laws of The Commonwealth of the Bahamas.

         9.2 The parties hereto agree that the Courts of the Bahamas shall have the jurisdiction to settle any disputes that may arise in connection with this Agreement and that any judgement or order of such Court in connection with this Agreement is conclusive and binding on them and may be enforced against them in the courts of any other jurisdiction. This clause is for the benefit of the Purchaser only and shall not limit the right of the Purchaser to bring proceedings against the Vendor in connection with this Agreement in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

         9.3 The Purchaser waives any objection which it may have to the courts of the Bahamas on the grounds of venue or forum non conveniens or any similar grounds as regards proceedings in connection with this Agreement and the consents to service of process by mail or by any other manner permitted by Bahamian law.


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IN WITNESS WHEREOF the parties hereto have set their hands and seals the day and date first above written.

SIGNED AND SEALED by the               )
Purchaser in the presence              )
of:                                    )       /s/ Jeffrey M. Parker
                                       )       --------------------------------
                                       )
/s/ Carolyn Parker                     )       /s/ Frederick W. McTaggart
---------------------------------      )       --------------------------------
Witness                                )



SIGNED AND SEALED by the Vendor        )
In the presence of:                    )
                                       )       /s/ Francisco Carrera-Justiz
                                       )       --------------------------------
                                       )
/s/ Kaye Bastian                       )       /s/ Linda D'Aguilar
---------------------------------      )       --------------------------------
Witness                                )


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